Exhibit 3.10.7

RESTATED ARTICLES OF INCORPORATION

OF

HAWKER BEECHCRAFT GLOBAL CUSTOMER SUPPORT CORPORATION

I, Barbara L. Allen, duly elected Secretary of Hawker Beechcraft Global Customer Support Corporation (the “Corporation”), a Kansas corporation, originally incorporated as United Airmotive Distributors, Inc. on February 28, 1962, do hereby certify that the following Restated Articles of Incorporation were adopted by the unanimous written consent of the Board of Directors of the Corporation, all in accordance with the requirements of K.S.A. 17-6605. The following Restated Articles of Incorporation restate and integrate but do not amend the Corporation’s Articles of Incorporation and there is no discrepancy between those provisions and the provisions of these restated Articles of Incorporation.

ARTICLE ONE: The name of the corporation is Hawker Beechcraft Global Customer Support Corporation.

ARTICLE TWO: The address of the Corporation’s registered office in the State of Kansas is 10511 East Central, Wichita, Sedgwick County, Kansas 67206. The name of the Corporation’s registered agent at such address is Pamela E. Bailey.

ARTICLE THREE: The nature of the business to be conducted or promoted by and the purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the Kansas General Corporation Code.

ARTICLE FOUR: The total number of shares of all classes of stock which the Corporation shall have authority to issue is five hundred thousand (500,000) shares of Common Stock, par value $1.00 per share.

ARTICLE FIVE: The Board of Directors is authorized to adopt, amend or repeal the By-Laws of the Corporation.

ARTICLE SIX: Election of directors need not be by written ballot.

ARTICLE SEVEN: The Corporation shall indemnify any person against any liability arising by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent, partner, trustee or member of another corporation, unincorporated association, business trust, state, partnership, joint venture, trust or other enterprise, to the fullest extent allowed under the Kansas General Corporation Code.

The undersigned, being the duly elected Secretary of Hawker Beechcraft Global Customer Support Corporation for purposes of restating its Articles of Incorporation, does hereby make this certificate this 10th day of February, 2010 and acknowledges that the facts stated herein are true.

/s/ Barbara L. Allen
Barbara L. Allen

STATE OF KANSAS)
) ss:
COUNTY OF SEDGWICK	)

The foregoing instrument was acknowledged before me this 10th day of February, 2010, by Barbara L. Allen, Secretary of Hawker Beechcraft Global Customer Support Corporation.

/s/ Paula M. Leatherman
Notary Public

My Appointment Expires: 8-16-2013